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EXHIBIT 23.4

                                                                   July 10, 1997

Mr. Daniel A. Mercier, Chairman
Territorial Resources, Inc.
734 - 7th Avenue S.W., Suite 1345
Calgary, Alberta
Canada T2P 3P8

RE:  INDEPENDENT PETROLEUM ENGINEER'S CONSENT

Dear Mr. Mercier:

     The consulting firm of Gaffney, Cline & Associates, Inc. (GCA) of Dallas, Texas, USA, consents to Territorial Resources, Inc. using information from our report entitled Review of Block B8/38 Offshore Thailand dated May 16, 1997, in your 10-K report for the 12 months ended March 31, 1997. Such information must be clearly defined and must not be used out of GCA's intended context.

                               Very truly yours,

                       GAFFNEY, CLINE & ASSOCIATES, INC.

                               /s/ Glenn H. Jones

                                 Glenn H. Jones
                            Chief Executive Officer
                             North American Region